Exhibit 99.1

Press Release

Astellas Enters into Definitive Agreement to

Acquire Audentes Therapeutics

•	Complementary capabilities and resources of the two organizations create an industry-leading gene therapy company

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Audentes to operate as an independent subsidiary, with access to the global scientific and development resources of Astellas to accelerate product development and manufacturing expansion for the combined entity

•	Acquisition price of US$60 per share in cash, representing a total equity value of approximately US$3 billion

•	Transaction expected to be consummated in the first calendar quarter of 2020

TOKYO and SAN FRANCISCO, December 2, 2019 - Astellas Pharma Inc. (TSE: 4503, President and CEO: Kenji Yasukawa, Ph.D., “Astellas”) and Audentes Therapeutics, Inc. (NASDAQ: BOLD, Chairman and CEO: Matthew R. Patterson, “Audentes”), today announced that they have entered into a definitive agreement for Astellas to acquire Audentes at a price of US$60.00 per share in cash, representing a total equity value of approximately US$3 billion.

“Recent scientific and technological advances in genetic medicine have advanced the potential to deliver unprecedented and sustained value to patients, and even to curing diseases with a single intervention,” said Kenji Yasukawa, President and CEO, Astellas. “Audentes has developed a robust pipeline of promising product candidates which are complementary to our existing pipeline, including its lead program AT132 for the treatment of X-Linked Myotubular Myopathy (XLMTM). By joining together with Audentes’ talented team, we are establishing a leading position in the field of gene therapy with the goal of addressing the unmet needs of patients living with serious, rare diseases.”

“We are very pleased to enter into this merger agreement with Astellas,” stated Matthew R. Patterson, Chairman and Chief Executive Officer of Audentes. “With its focus on innovative science and a global network of research, development and commercialization resources, we believe that operating as part of the Astellas organization optimally positions us to advance our pipeline programs and serve our patients.”

The acquisition of Audentes represents a key step in the expansion of the Astellas Focus Area approach, under which Astellas strives to create innovative medicines for diseases with high unmet medical needs by identifying unique combinations of biology and therapeutic modality/technology based on emerging science. In addition to the four Primary Focus in which Astellas currently prioritizes its investment, with the acquisition of Audentes, the company is adding a fifth Primary Focus in Genetic Regulation, under which gene therapy will be a key driver of the company’s future growth.

Strategic Significance of the Acquisition

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Accesses the near-term growth opportunity of AT132, in development for the treatment of XLMTM, a serious, life-threatening, rare neuromuscular disease that is characterized by extreme muscle weakness, respiratory failure and early death.

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Accelerates the development of a robust pipeline of potentially best-in-class genetic medicines for rare neuromuscular diseases, by combining Astellas’ scientific capabilities and global resources with Audentes’ AAV gene therapy technology platform, in-house large-scale cGMP manufacturing and neuromuscular development expertise.

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Creates the opportunity for additional gene therapy partnerships and pipeline expansion through leveraging Audentes’ manufacturing capabilities and its valued relationships with patient groups, academic collaborators and scientific advisors.

Transaction Details

Under the agreement, which has been unanimously approved by the boards of directors of both Astellas and Audentes, Astellas will acquire Audentes through Asilomar Acquisition Corp., a wholly-owned subsidiary of Astellas US Holding, Inc. (“Asilomar”). Asilomar will commence a tender offer for all outstanding shares of common stock of Audentes, for a price of US$60.00 per share in cash (the “Tender Offer”). Promptly upon successful completion of the Tender Offer, Asilomar will be merged into Audentes, and any remaining shares of common stock of Audentes will be canceled and converted into the right to receive the same US$60.00 per share price. The board of directors of Audentes has resolved to recommend that Audentes stockholders tender their shares to Astellas.

Financial Details and Closing Conditions

Consummation of the transaction is subject to customary closing conditions, including US antitrust clearance and the tender of a majority of Audentes’ outstanding shares of common stock. The offer price represents a premium of 110% to Audentes’ closing share price of US$28.61 on December 2, 2019. The all-cash transaction is valued at approximately US$3 billion including the purchase of all common shares, options, restricted stock units and other securities. The Tender Offer period is expected to commence in the next few weeks and to expire 20 business days after its commencement, unless otherwise extended. If the Tender Offer conditions are not satisfied, Astellas may be required to extend the Tender Offer under certain circumstances.

Astellas is still reviewing the impact of a consummation of the transaction on its financial results for the fiscal year ending March 31, 2020.

Morgan Stanley & Co. LLC, acting through its affiliate Mitsubishi UFJ Morgan Stanley Securities Co., Ltd., is acting as exclusive financial advisor to Astellas and Covington & Burling LLP is acting as its legal counsel.

Centerview Partners LLC is acting as exclusive financial advisor to Audentes and Fenwick & West LLP is acting as its legal counsel.

About Astellas Pharma Inc.

Astellas Pharma Inc., based in Tokyo, Japan, is a company dedicated to improving the health of people around the world through the provision of innovative and reliable pharmaceutical products. For more information, please visit Astellas’ website at https://www.astellas.com/en

About Audentes Therapeutics, Inc.

Audentes Therapeutics (Nasdaq: BOLD) is a leading AAV-based genetic medicines company focused on developing and commercializing innovative products for serious rare neuromuscular diseases. Audentes is leveraging AAV gene therapy technology platform and proprietary manufacturing expertise to develop programs across three modalities: gene replacement, vectorized exon skipping, and vectorized RNA knockdown. Its product candidates are showing promising therapeutic profiles in clinical and preclinical studies across a range of neuromuscular diseases. Audentes is a focused, experienced and passionate team driven by the goal of improving the lives of patients. For more information regarding Audentes, please visit www.audentestx.com.

Cautionary Notice Regarding Forward-Looking Statements

This document contains “forward-looking statements” relating to the acquisition of Audentes by Astellas. Such forward-looking statements include, but are not limited to, the ability of Audentes and Astellas to complete the transactions contemplated by the merger agreement, including the parties’ ability to satisfy the conditions to the consummation of the offer contemplated thereby and the other conditions set forth in the merger agreement, statements about the expected timetable for completing the transaction, Astellas’ and Audentes’ beliefs and expectations and statements about the benefits sought to be achieved in Astellas’ proposed acquisition of Audentes, the potential effects of the acquisition on both Astellas and Audentes, the possibility of any termination of the merger agreement, as well as the expected benefits and success of Audentes’ product candidates, the timing and nature of regulatory filings for Audentes’ product candidates, the timing of Audentes’ presentation of non-clinical data and the timing and nature of Audentes’ preclinical studies, clinical trials and manufacturing activities. In some cases, forward-looking statements may be identified by terminology such as “believe,” “may,” “will,” “should”, “predict”, “goal”, “strategy”, “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect,” “seek” and similar expressions and variations thereof. These words are intended to identify forward-looking statements. Astellas and Audentes have based these forward-looking statements on current expectations and projections about future events and trends that they believe may affect the financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs of Astellas and Audentes, but there can be no guarantee that such expectations and projections will prove accurate in the future.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Actual results may differ materially from current expectations because of risks associated with uncertainties as to the timing of the offer and the subsequent merger; uncertainties as to how many of Audentes’ stockholders will tender their shares in the offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the merger and the offer contemplated thereby may not be satisfied or waived; the effects of disruption from the transactions contemplated by the merger agreement on Audentes’ business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; and the risk that stockholder litigation in connection with the offer or the merger may result in significant costs of defense, indemnification and liability. Moreover, Astellas and Audentes operate in very competitive and rapidly changing environments, and new risks emerge from time to time. Although Astellas and Audentes believe that the expectations reflected in such forward-looking statements are reasonable, they cannot guarantee future events, results, actions, levels of activity, performance or achievements, business and market conditions, the timing and results of biotechnology development and potential regulatory approval and whether the conditions to the closing of the proposed transaction are satisfied on the expected timetable or at all. Forward-looking statements are also subject to risks and uncertainties pertaining to the business of Audentes, including those set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Audentes’ Annual Report on Form 10-K for the year ended December 31, 2018, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, which are on file with the SEC and available on the SEC’s website at www.sec.gov. In addition to the risks described above and in Audentes’ other filings with the SEC, other unknown or unpredictable factors could also affect Audentes’ results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information contained in this document is provided only as of the date hereof, and no party undertakes any obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.

Important Additional Information

The tender offer for the outstanding shares of common stock of Audentes has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Audentes common stock, nor is it a substitute for the tender offer materials that Astellas and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender offer is commenced, Astellas will file a tender offer statement on Schedule TO with the SEC, and thereafter Audentes will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION / RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY AUDENTES’ STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement will be mailed to Audentes’ stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of Audentes by contacting Audentes at ir@audentestx.com or by phone at (415) 818-1033. In addition, the tender offer statement, the related letter of transmittal and certain other tender offer documents and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website: www.sec.gov, upon filing with the SEC. In addition to these documents, Audentes files annual, quarterly and current reports and other information with the

SEC. These filings with the SEC are also available to the public for free at the SEC’s website at www.sec.gov. In addition, the solicitation/recommendation statement and the other documents filed by the Audentes with the SEC are available to all stockholders of Audentes free of charge at http://investors.audentestx.com/sec-filings.

AUDENTES’ STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9 CAREFULLY, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO, AS WELL AS IMPORTANT INFORMATION THAT HOLDERS OF SHARES OF AUDENTES’ COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.

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Contacts for inquiries or additional information:

Astellas Pharma Inc.

Corporate Communications

TEL: +81-3-3244-3201 FAX: +81-3-5201-7473

Audentes Therapeutics, Inc.

Investors Contact:

Andrew Chang

TEL: +1-415-818-1033 Email: achang@audentestx.com

Media Contact:

Sarah Spencer

TEL: +1-415-957-2020 Email: sspencer@audentestx.com